Exhibit 10.15

FEDERAL TRUST BANK

ADDENDUM TO THE
AMENDED SALARY CONTINUATION AGREEMENT

          THIS ADDENDUM is made this 31st day of December, 2005, by and between Federal Trust Bank, a federal savings bank (“Bank”), and James V. Suskiewich (“Executive”), and amends that certain agreement between the parties dated November 10, 2003.

INTRODUCTION

To encourage the Executive to remain an employee of the Bank, the Bank is willing to provide salary continuation benefits to the Executive.

AGREEMENT

This Addendum is entered into in accordance with certain changes in the law as required by Section 409A of the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder, and shall be applicable only to those non-vested benefits provided under the aforesaid agreement as of December 31, 2004.  The Executive and the Bank therefore agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

	1.1.1	“Anniversary Date” means the 31st day of December of each calendar year.

1.1.2

“Change of Control” means a change in control with respect to either the Bank or its corporate parent, Federal Trust Corporation, as defined in 12 C.F.R. Section 574.4(a) or (b) of the OTS regulations, or as otherwise required by Section 409A of the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder.

1.1.3

“Disability” means sickness, accident or injury which, in the judgment of a physician appointed by the Bank, prevents the Executive from performing all of the Executive’s customary duties for the Bank or as otherwise required by Section 409A of the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder. As a condition to any benefits, the Bank may require the Executive to submit to such physical or mental evaluations and tests as the Bank’s Board of Directors deems appropriate.

	1.1.4	“Early Retirement Date” means the Executive attaining age 55 and completing 7 Years of Service.

	1.1.5	“Effective Date” means the lst day of June, 2003.

	1.1.6	“Month of Service” means each completed full month of a Year of Service.

	1.1.7	“Normal Retirement Date” means the Anniversary Date in the year the Executive attains age 65.

	1.1.8	“Termination of Employment” means the Executive’s ceasing to be employed by the Bank for any reason whatsoever, voluntary or involuntary, other than by reason of an approved leave of absence.

1.1.9

“Years of Service” means the total number of consecutive twelve month periods during which the Executive is employed on a full-time or part-time basis by the Bank, inclusive of any approved leaves of absence, from the Effective Date of this Agreement until Termination of Employment.

ARTICLE 2

LIFETIME BENEFITS

2.1

Normal Retirement Benefit. If the Executive terminates employment on or after the Normal Retirement Date for reasons other than death, the Bank shall pay to the Executive the benefit described in this Section 2.1.

2.1.1

Computation of Benefit. The annual benefit under this Section 2.1 shall be an amount equal to sixty percent (60%) of Executive’s final annual salary at his Normal Retirement Date, but not more than $290,400.

2.1.2

Payment of Benefit. The Bank shall pay the amount determined in Section 2.1.1 above in equal quarterly installments to the Executive on the first day of each quarter commencing with the month following the Normal Retirement Date and continuing thereafter for the remainder of his life.

2.1.3

Spousal Benefit. If Executive’s wife survives him, the Bank shall pay an amount equal to eighty percent (80%) of Executive’s Normal Retirement Benefit determined in Section 2.1.1 and 2.1.2 to Executive’s wife for the remainder of her life.

2.1.4

Change of Control.  Upon a Change of Control after benefit payments have commenced under Section 2.1.2 or 2.1.3, the Executive, or his wife as the case may be, may elect to receive a present value lump sum payment within sixty (60) days of such Change of Control based on a discount rate of eight percent (8%) and a life expectancy of age 82.

2.2

Early Retirement Benefit. If the Executive terminates employment after the Early Retirement Date but before the Normal Retirement Date, and for reasons other than death or Disability, the Bank shall pay to the Executive the benefit described in this Section 2.2.

2.2.1

Computation of Benefit. The Early Retirement benefit under this Section 2.2 is the annual benefit computed as set forth on Exhibit A (“Annual Benefit”) determined as of the date of Termination of Employment due to Executive’s Retirement.

2.2.2

Payment of Benefit. The Bank shall pay the amount determined in Section 2.2.1 above in equal quarterly installments to the Executive on the first day of each quarter commencing with the month following the Early Retirement Date and continuing thereafter for the remainder of his life.

2.2.3

Spousal Benefit. If Executive’s wife survives him, the Bank shall pay an amount equal to eighty percent (80%) of Executive’s early retirement benefit determined in Section 2.2.1 and 2.2.2 to Executive’s wife for the remainder of her life.

2.2.4

Change of Control. Upon a Change of Control after benefit payments have commenced under Section 2.2.2 or 2.2.3, the Executive, or his wife as the case may be, may elect to receive a present value lump sum payment within sixty (60) days of such Change of Control based on a discount rate of eight percent (8%) and a life expectancy of age 82.

2.3	Disability Benefit. If the Executive terminates employment because of Disability prior to the Normal Retirement Date, the Bank shall pay to the Executive the benefit described in this Section 2.3.

	2.3.1	Computation of Disability Benefit. The Disability Benefit under this Section 2.3 is the Annual Benefit determined as of the date of Termination of Employment due to Disability.

2.3.2

Payment of Benefit. The Bank shall pay the amount determined in Section 2.3.1 above in equal quarterly installments to the Executive on the first day of each quarter commencing with the month following the Disability and continuing thereafter for the remainder of his life.

2.3.3

Spousal Benefit. If Executive’s wife survives him, the Bank shall pay an amount equal to eighty percent (80%) of Executive’s Disability Benefit determined in Section 2.3.1 and 2.3.2 to Executive’s wife for the remainder of her life.

2.3.4

Change of Control. Upon a Change of Control after benefit payments have commenced under Section 2.3.2 or 2.3.3, the Executive, or his wife as the case may be, may elect to receive a present value lump sum payment within sixty (60) days of such Change of Control based on a discount rate of eight percent (8%) and a life expectancy of age 82.

2.4

Change of Control Benefit. Upon a Change of Control while the Executive is employed by the Bank, the Bank shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

	2.4.1	Computation of Benefit. The Change of Control benefit shall be computed in accordance with the schedule set forth in Exhibit B.

2.4.2

Payment of Benefit. The Bank shall pay the amount determined in Section 2.4.1 above to the Executive as a present value lump sum payment within 60 days of the Change of Control based on a discount rate of eight percent (8%) and a life expectancy of age 82.

ARTICLE 3

DEATH BENEFITS

3.1	Death During Employment. If the Executive dies while employed by the Bank, the Bank shall pay to the Executive’s beneficiary the benefit described in this Section 3.1.

	3.1.1.	Computation of Benefit. The death benefit under this Section 3.1 shall be computed by reference to the Annual Benefit, determined as of the date of Termination of Employment due to Executive’s death.

3.1.2

Payment of Benefit. The Bank shall pay the death benefit to the Executive’s beneficiary, at the discretion of the Personal Representative of Executive’s estate, in either a present value lump sum payment within 90 days of Executive’s death, based on a discount rate of eight percent (8%) and a life expectancy of age 82, computed by reference to the Annual Benefit, or in 60 equal consecutive quarterly payments based on one-quarter (1/4) of the Annual Benefit determined as of the date of Termination of Employment due to Executive’s death and beginning with the month following the Executive’s death.

3.2

Death During Benefit Period. If the Executive’s beneficiary dies after death benefit payments have commenced under Section 3.1.2 of this Agreement, but before receiving all such payments, the Bank shall pay the remaining benefits to the designated beneficiary of the Executive’s beneficiary at the same time and in the same amounts the benefit would have been paid to the Executive’s beneficiary had he or she survived.

ARTICLE 4

BENEFICIARIES

4.1

Beneficiary Designations. The Executive shall designate a “primary” and “contingent” beneficiary by filing a written designation with the Bank. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Bank during the Executive’s lifetime. A beneficiary’s designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s surviving spouse, if any, and if none, to the Executive’s surviving children in equal shares per survivor, and if no survivors, to the Executive’s estate.

4.2

Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

ARTICLE 5

GENERAL LIMITATIONS

Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement for the following reasons:

5.1	Termination for Cause. If the Bank terminates the Executive’s employment for:

	5.1.1	Gross negligence or gross neglect of duties;

	5.1.2	Commission of a felony; or

	5.1.3	Fraud, disloyalty, dishonesty or willful violation of any law or material Bank policy in connection with the Executive’s employment.

5.2

Suicide.  No benefits shall be payable if the Executive commits suicide prior to August 31, 2005, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Bank.

ARTICLE 6

CLAIMS AND REVIEW PROCEDURES

6.1

Claims Procedure. The Bank shall notify the Executive or his successor in interest (“Claimant”) in writing, within 90 days of the Claimant’s written application for benefits, of eligibility or non eligibility for benefits under the Agreement. If the Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth: (i) the specific reasons for such denial, (ii) a specific reference to the provisions of the Agreement on which the denial is based, (iii) a description of any additional information or material necessary for the Claimant to perfect Claimant’s claim, and a description of why it is needed, and (iv) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 day period.

6.2

Review Procedure.  If the Claimant is determined by the Bank not to be eligible for benefits, or if the Claimant believes that Claimant is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within 60 days after receipt of the notice issued by the Bank. Said petition shall state the specific reasons, which the Claimant believes entitles Claimant to benefits or to greater or different benefits. Within 60 days after receipt by the Bank of the petition, the Bank shall afford the Claimant (and counsel, if any) an opportunity to present Claimant’s position to the Bank orally, or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Bank shall notify the Claimant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Bank, but notice of this deferral shall be given to the Claimant.

ARTICLE 7

AMENDMENTS AND TERMINATION

The Bank reserves the right to amend or terminate this Agreement at any time. In the event of termination of this Agreement, the benefit to the Executive shall be based on the Annual Benefit determined as of the date of termination of this Agreement. The Bank shall pay the benefit to the Executive, at the Bank’s discretion, in either a present value lump sum payment within 60 days of Executive’s Termination of Employment based on a discount rate of eight percent (8%) and a life expectancy of age 82, computed by reference to the Annual Benefit, or in equal consecutive quarterly payments based on one-quarter (1/4) of the Annual Benefit, on the first day of each quarter commencing with the month following the Executive’s Termination of Employment and continuing for the remainder of his life. In the event of amendment, the nonforfeitable benefit accrued as of the effective date of the amendment shall not be reduced by the amendment.

ARTICLE 8

MISCELLANEOUS

8.1	Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators.

8.2

No Guaranty of Employment. This Agreement is not an employment policy or contract.  It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4	Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.5	Applicable Law. The Agreement and all rights thereunder shall be governed by the laws of Florida, except to the extent preempted by the laws of the United States of America.

8.6

Unfunded Arrangement. The Executive and any beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.

ARTICLE 9

TRUST

9.1

Establishment of Trust. Notwithstanding any other provision or interpretation of this Agreement, the Bank may establish a trust in which to hold insurance policies to be used to make, or reimburse the Bank for, payments to the Executive or Beneficiaries of all or part of the benefits under this Agreement. Any trust assets shall at all times remain subject to the claims of general creditors of the Bank in the event of its insolvency as more fully described in the trust.

9.2

Obligations of the Bank. Notwithstanding the fact that a trust may be established under Section 9.1 hereof, the Bank shall remain liable for paying the benefits under this Agreement.  However, any payment of benefits to the Executive or a beneficiary made by such a trust shall satisfy the Bank’s obligation to make such payment to such person. Upon satisfaction of the Bank’s obligation to make benefit payments to the Executive or a beneficiary, such trust shall terminate, and any remaining trust assets shall be returned to the Bank.

9.3

Trust Terms. Any trust established under Section 9.1 hereof shall be revocable by the Bank; provided, however, that such a trust shall become irrevocable in accordance with its terms in the event of a Change of Control. Such a trust may contain such other terms and conditions as the Bank may determine to be necessary or desirable. The Bank may terminate or amend any trust established under Section 9.1 hereof at any time, and in any manner it deems necessary or desirable, subject to the preceding sentence and the terms of any agreement under which any such trust is established or maintained.

IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have signed this Agreement on the date first written above.

EXECUTIVE:	FEDERAL TRUST BANK

/s/ James V. Suskiewich	By:	/s/ George W. Foster

James V. Suskiewich		George W. Foster, Director (On behalf of the Board of Directors)

EXHIBIT “A”

ANNUAL BENEFIT

Age at Retirement Annual Salary	Year of Retirement But Not More Than	% of Actual Death or Disability	Death or Disability

56	2003	42%	$ 93,240
57	2004	45%	$119,250
58	2005	48%	$148,800
59	2006	51%	$178,500
60	2007	54%	$216,000
61	2008	57%	$250,800
62	2009	60%	$290,400
63	2010	60%	$290,400
64	2011	60%	$290,400
65	2012	60%	$290,400

EXHIBIT “B”

CHANGE OF CONTROL ANNUAL BENEFIT

Year

2003	60% of Actual Annual Salary

2004	60% of Actual Annual Salary

2005	60% of Actual Annual Salary

2006	60% of Actual Annual Salary

2007	60% of Actual Annual Salary

2008	60% of Actual Annual Salary

2009	$290,400

2010	$290,400

2011	$290,400

2012	$290,400